UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2012

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

000-30684

(Commission

file number)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 19, 2012, Oclaro, Inc. (the “Company”), along with Oclaro (North America), Inc., Oclaro Technology, Inc., and Oclaro Technology Ltd., each a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with II-VI Incorporated (“II-VI”), Photop Technologies, Inc., a wholly owned subsidiary of II-VI (“Photop Technologies”) and Photop Koncent, Inc. (FuZhou), a wholly owned subsidiary of II-VI (“Photop Koncent” and, together with Photop Technology, collectively, “Buyer”). Pursuant to the Purchase Agreement, the Company will sell to Buyer substantially all of the assets of the Company’s Santa Rosa thin film filter business and interleaver product line (collectively, the “Business”), and Buyer will assume certain liabilities associated with the Business. Total consideration to the Company for these transactions will be in the form of cash proceeds of $27 million, with $23 million to be paid upon closing, $3 million payable on or before December 28, 2012 (either in cash or in the form of a promissory note due January 15, 2013) and $1 million to be held in escrow until December 31, 2013 to satisfy any indemnification claims. Pursuant to the Purchase Agreement, the Company made certain customary representations and warranties regarding the Business, and the Company is subject to customary indemnification obligations related to pre-closing liabilities and breaches of representations, warranties and covenants. Also pursuant to the Purchase Agreement, the Company has agreed not to compete in the Business for a period of five years, subject to certain limitations and exceptions. The transactions contemplated by the Purchase Agreement are expected to close on December 3, 2012 and are not subject to any closing conditions.

The above description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending December 29, 2012.

Item 8.01. Other Events.

On November 26, 2012, the Company issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is included herein as Exhibit 99.1 and is incorporated herein by reference.

Update on Merger-Related Litigation

As reported in the Company’s Form 10-Q and other filings with the SEC, five putative class action claims (one of which was voluntarily dismissed) challenging the merger between Oclaro and Opnext were filed in the State Court of California. The Company and the attorneys for the plaintiffs in this litigation had previously reached preliminary agreement on a proposed settlement of the remaining lawsuits under which the Company would (i) make certain additional disclosures regarding the Opnext merger through the filing of a Current Report on 8-K and (ii) pay fees and costs of the plaintiffs, up to a maximum of $235,000. On October 10, 2012, the plaintiffs filed a motion with the court to certify a class of Opnext Common Stockholders from March 26, 2012 – July 23, 2012, in order to have this proposed settlement preliminarily approved by the court. Oclaro did not oppose this motion. The motion sought to have the class notified of the proposed settlement, and to set a date for the final hearing before the court on the proposed settlement. On November 13, 2012, the Alameda County Superior Court entered an Order on its docket entitled “Order Preliminarily Approving Settlement, Approving Form and Manner of Notice and Scheduling a Hea[ring]” which Oclaro believes grants plaintiffs’ application for preliminary approval of the proposed settlement described above. However, the Order has not yet been posted on the Court’s web site and is not yet available in the Clerk’s office and, in any event, the proposed settlement would not be finalized until the final approval hearing that is currently expected to take place on January 31, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on November 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: November 26, 2012	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release issued by the Company on November 26, 2012.